Exhibit 4.10

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), among (i) Blue Gold Holdings Limited, a private company limited by shares incorporated under the laws of England and Wales (“BGHL”), (ii) Blue Gold Limited, a Cayman Islands exempted company limited by shares (“Blue Gold Limited”), (iii) Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares, formerly known as RCF Acquisition Corp. (“Perception”), (iv) Perception Capital Partners IV LLC, a Delaware limited liability company (“Sponsor”), and (v) undersigned parties listed on the signature page (each a “Holder” and collectively the “Holders”) is dated June 18, 2025. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement.

BACKGROUND:

A.	On June 12, 2024, BGHL, Perception, and Blue Gold Limited entered into that certain Second Amended and Restated Business Combination Agreement, which was further amended on November 7, 2024, January 8, 2025, and March 28, 2025 (the “Business Combination Agreement”).

B.	In connection with the Closing, the parties desire to enter into this Agreement in order to provide the Holders with registration rights.

C.	In consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

Article I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or principal financial officer of Blue Gold Limited, after consultation with counsel to Blue Gold Limited, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) Blue Gold Limited has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the preamble.

“BGHL” shall have the meaning given in the Preamble, and includes the BGHL’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Business Combination Agreement” shall have the meaning given in the recitals.

“Closing Date” shall have the meaning given in the recitals.1

“Commission” shall mean the Securities and Exchange Commission.

“Directors” shall mean the Directors of Blue Gold Limited.

“Effectiveness Deadline” shall have the meaning given in Section 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Filing Deadline” shall have the meaning given in Section 2.1.1.

“Form F-1” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

1	Mourant note: This term is not defined in the recitals.

“Registrable Securities” shall mean (a) any outstanding Blue Gold Limited Securities or any other equity security (including warrants to purchase Blue Gold Limited Securities and Blue Gold Limited Securities issued or issuable upon the exercise of any other equity security) of Blue Gold Limited held by a Holder immediately following the Closing (including any securities distributable under the Business Combination Agreement), (b) any outstanding Blue Gold Limited Securities or any other equity security (including warrants to purchase Blue Gold Limited Securities and Blue Gold Limited Securities issued or issuable upon the exercise of any other equity security) of BGHL acquired by a Holder following the date of this Agreement to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of BGHL, and (c) any other equity security of BGHL or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall BGHL have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by a Holder and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities (i) may be sold without registration under Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale) and (ii) the holder of such securities has beneficial ownership of less than 5% of the outstanding Blue Gold Limited Securities; and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. For the purposes of the immediately preceding sentence, “beneficial ownership” shall be determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3.

“Registration” shall mean a registration, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Blue Gold Limited Securities are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for BGHL;

(E) reasonable fees and disbursements of all independent registered public accountants of BGHL incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities under the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall mean a registration of securities under a registration statement filed with the Commission in accordance with and under Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of Blue Gold Limited are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Filing. Blue Gold Limited shall use commercially reasonable efforts to file within thirty (30) days after the Closing Date, (the “Filing Deadline”), a Registration Statement on Form F-1 (the “Shelf Registration) or, if Blue Gold Limited is eligible to use a Form F-3 Shelf, a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf” with the applicable registration statement on either Form F-1 or Form F-3 Shelf being the “Shelf Registration”), in each case, covering the resale of all the Registrable Securities (determined as of two business days before such filing). Blue Gold Limited shall use commercially reasonable efforts to cause such Shelf Registration to be declared effective as soon as possible after filing, but in no event later than the earlier of (i) sixty (60) days following the Filing Deadline and (ii) three (3) business days after the Commission notifies Blue Gold Limited that it will not review such Shelf Registration, if applicable (the “Effectiveness Deadline”); provided, that, if such Shelf Registration filed under this Section 2.1.1 is reviewed by, and Blue Gold Limited receives comments from, the Commission with respect to such Shelf Registration, the Effectiveness Deadline shall be extended to ninety (90) days following the Filing Deadline. Such Shelf Registration shall provide for the resale of the Registrable Securities under to any method or combination of methods legally available to, and requested by, any Holder named. Blue Gold Limited shall maintain a Shelf Registration, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If Blue Gold Limited files a Form F-1, Blue Gold Limited shall use its commercially reasonable efforts to convert the Form F-1 (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after Blue Gold Limited is eligible to use Form F-3.

2.1.2 Subsequent Shelf Registration. If any Shelf Registration ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, Blue Gold Limited shall, subject to Section 3.4, use its commercially reasonable efforts to promptly cause such Shelf Registration to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and shall use its commercially reasonable efforts to promptly amend such Shelf Registration in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days before such filing), and under any method or combination of methods legally available to, and requested by, any Holder named. If a Subsequent Shelf Registration is filed, Blue Gold Limited shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if Blue Gold Limited is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that Blue Gold Limited is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 Reserved.

2.1.4 Reserved.

2.1.5 Reserved.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if Blue Gold Limited or any Holder proposes to conduct a registered offering of, or if Blue Gold Limited proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of Blue Gold Limited (or by Blue Gold Limited and by the shareholders of Blue Gold Limited), other than a Registration Statement (or any registered offering) (i) filed in connection with any employee stock option or other benefit plan, (ii) under a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule), (iii) for an offering of debt that is convertible into equity securities of Blue Gold Limited or (iv) for a dividend reinvestment plan, then Blue Gold Limited shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering under a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, Blue Gold Limited shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders under this Section 2.2.1 to be included on the same terms and conditions as any similar securities of Blue Gold Limited included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises Blue Gold Limited and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Blue Gold Limited Securities or other equity securities that Blue Gold Limited desires to sell, taken together with (i) the Blue Gold Limited Securities or other equity securities, if any, as to which Registration or a registered offering has been demanded under separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities, (ii) the Registrable Securities as to which registration has been requested under Section 2.2, and (iii) the Blue Gold Limited Securities or other equity securities, if any, as to which Registration or a registered offering has been requested under separate written contractual piggy-back registration rights of other shareholders of Blue Gold Limited, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for Blue Gold Limited’s account, Blue Gold Limited shall include in any such Registration or registered offering: (A) first, the Blue Gold Limited Securities or other equity securities that Blue Gold Limited desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities under Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Blue Gold Limited Securities or other equity securities, if any, as to which Registration or a registered offering has been requested under written contractual piggy-back registration rights of other shareholders of Blue Gold Limited, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is under a request by persons or entities other than the Holders of Registrable Securities, then Blue Gold Limited shall include in any such Registration or registered offering (A) first, the Blue Gold Limited Securities or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities under Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Blue Gold Limited Securities or other equity securities that Blue Gold Limited desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Blue Gold Limited Securities or other equity securities for the account of other persons or entities that Blue Gold Limited is obligated to register under separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is under a request by Holder(s) of Registrable Securities under Section 2.1, then Blue Gold Limited shall include in any such Registration or registered offering securities under Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Blue Gold Limited and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration before the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration under a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. Blue Gold Limited (whether on its own good faith determination or as the result of a request for withdrawal by persons under separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf Registration) at any time before the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.5), Blue Gold Limited shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration before its withdrawal under this Section 2.2.3.

2.2.4 Reserved.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of Blue Gold Limited, each Holder of Registrable Securities agrees that it shall not Transfer any Blue Gold Limited Securities or other equity securities of Blue Gold Limited (other than those included in such offering under this Agreement), without the prior written consent of Blue Gold Limited, during the thirty (30)-day period (or such shorter time agreed to by the managing Underwriter(s)) beginning on the date of pricing of such offering, except if the Underwriters managing the offering otherwise agree by written consent. Each Holder of Registrable Securities agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). For the sake of clarity, no Holder shall be obligated under the provisions of this Section 2.3 to the extent such Holder no longer owns Registrable Securities.

2.4 Reserved.

Article III
COMPANY PROCEDURES

3.1 General Procedures. If Blue Gold Limited is required to effect the Registration of Registrable Securities, Blue Gold Limited shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution, and Blue Gold Limited shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by Blue Gold Limited or by the Securities Act or rules and regulations to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 before filing a Registration Statement or Prospectus, or any amendment or supplement, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits and documents incorporated by reference), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 before any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Blue Gold Limited and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Blue Gold Limited shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Blue Gold Limited are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days before the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 ;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause Blue Gold Limited’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to Blue Gold Limited, before the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from Blue Gold Limited’s independent registered public accountants if of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale under such Registration, obtain an opinion, dated such date, of counsel representing Blue Gold Limited for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 if of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of Blue Gold Limited’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 (or any successor rule promulgated by the Commission);

3.1.15 with respect to an Underwritten Offering under Section 2.1.4, use its commercially reasonable efforts to make available senior executives of Blue Gold Limited to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, Blue Gold Limited shall not be required to provide any documents or information to an Underwriter if such Underwriter has not then been named with respect to the applicable Underwritten Offering.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by Blue Gold Limited. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide Blue Gold Limited with its requested Holder Information (as defined below), Blue Gold Limited may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if Blue Gold Limited determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues to withhold such information. No person may participate in any Underwritten Offering for equity securities of Blue Gold Limited under a Registration initiated by Blue Gold Limited unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by Blue Gold Limited and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from Blue Gold Limited that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that Blue Gold Limited covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by Blue Gold Limited that the use of the Prospectus may be resumed but in no event longer than 30 days after advising of such Misstat53m3n5.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require Blue Gold Limited to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to Blue Gold Limited for reasons beyond Blue Gold Limited’s control, or (c) in the good faith judgment of the majority of the Directors, be detrimental to Blue Gold Limited and the majority of the Directors concludes as a result that it is advisable to defer such filing, initial effectiveness or continued use at such time, Blue Gold Limited may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by Blue Gold Limited to be necessary for such purpose. If Blue Gold Limited exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.4.3 Reserved.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement under Section 3.4.2 or a registered offering under Section 3.4.3 shall be exercised by Blue Gold Limited, in the aggregate, not more than three (3) times in any twelve-month period, and any such delay or suspension shall last for no more than sixty (60) days.

3.4.5 Blue Gold Limited shall as promptly as commercially practicable notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, Blue Gold Limited, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions and file within the applicable grace period) all reports required to be filed by Blue Gold Limited after the date of this Agreement under Sections 13(a) or 15(d) of the Exchange Act. Blue Gold Limited further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Blue Gold Limited securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (or any successor rule promulgated by the Commission), including providing any legal opinions. Upon the request of any Holder, Blue Gold Limited shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 Blue Gold Limited agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, members, and managers, and directors (if applicable) and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment or supplement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Blue Gold Limited by such Holder expressly for use. Blue Gold Limited shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement for a Registration in which a Holder of Registrable Securities is participating, such Holder shall furnish to Blue Gold Limited in writing such customary information and affidavits as Blue Gold Limited reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify Blue Gold Limited, its directors and officers and agents and each person who controls Blue Gold Limited (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment or supplement or any omission of a material fact required to be stated or necessary to make the statements not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities under such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of Blue Gold Limited.

4.1.3 Any person entitled to indemnification shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party under the terms of such settlement) or which settlement does not include as an unconditional term the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. Blue Gold Limited and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party if Blue Gold Limited’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1  from the indemnifying party is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties agree that it would not be just and equitable if contribution under this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution under this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V
MISCELLANEOUS

5.1 Notices. All notices, consents, waivers and other communications shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) two (2) business days after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) four (4) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to Blue Gold Limited, to: 109 W. 50th Street, #207 Minneapolis, MN 55410 Attn: Richard W. Gaenzle, Jr. and, if to any Holder, at such Holder’s address or contact information as set forth in Blue Gold Limited’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of Blue Gold Limited may not be assigned or delegated by Blue Gold Limited in whole or in part.

5.2.2 This Agreement and the provisions shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties, other than as expressly set forth in this Agreement and Section 5.2.

5.2.4 No assignment by any party of such party’s rights, duties and obligations shall be binding upon or obligate Blue Gold Limited unless and until Blue Gold Limited shall have received (i) written notice of such assignment as provided in Section 5.1  and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Blue Gold Limited, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts and delivered electronically (including counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York, without regard to its conflict of laws principles. All actions, suits or proceedings (each an “Action”, and, collectively, “Actions”), arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, State of New York (or in any appellate court) (the “Specified Courts”). Each party (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the contemplated transactions may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address. Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by Law.

5.5 Jury Trial. EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.6 Amendments and Modifications. Upon the written consent of Blue Gold Limited and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment or waiver that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of Blue Gold Limited, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or Blue Gold Limited and any other party or any failure or delay on the part of a Holder or Blue Gold Limited in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Blue Gold Limited. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies by such party.

5.7 Term. This Agreement shall terminate with respect to any Holder upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.8 Holder Information. Each Holder agrees, if requested in writing, to represent to Blue Gold Limited the total number of Registrable Securities held by such Holder in order for Blue Gold Limited to make determinations.

[Signature Page Follows]

The parties have executed this Agreement as of the date first written above.

BGHL:

By:
Name:	Andrew Cavaghan
Title:	Executive Chairman

[Signature Page to Registration Rights Agreement]

The parties have executed this Agreement as of the date first written above.

Perception:

By:
Name:	Richard W. Gaenzle, Jr.
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

The parties have executed this Agreement as of the date first written above.

Blue Gold Limited:

By:
Name:	Richard W. Gaenzle, Jr.
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

The parties have executed this Agreement as of the date first written above.

HOLDER:

[Signature Page to Registration Rights Agreement]

The parties have executed this Agreement as of the date first written above.

SPONSOR:

[Signature Page to Registration Rights Agreement]